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                 [Letterhead of Woodard, Hall & Primm, P.C.]



                                                                     Exhibit 8.1





                                October 31, 1996



Apache Corporation
2000 Post Oak Boulevard
Suite 100
Houston, Texas  77056-4400

         Re:     7.625% Debentures Due 2096 (the "Debentures")

Ladies and Gentlemen:

         We have acted as counsel for Apache Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of up to an aggregate $300,000,000 principal amount of the Company's debt securities (the "Debt Securities"), which includes the Debentures in the aggregate principal amount of $150,000,000. The Debt Securities are to be issued from time to time in one or more series pursuant to an Indenture between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank). The terms of the Debt Securities, which are set forth in the Prospectus included as a part of the Registration Statement, are incorporated herein by reference. A Prospectus Supplement reflecting the terms of the Debentures, the terms of the offering thereof and the other matters set forth therein has been prepared and will be filed pursuant to Rule 424 under the 1933 Act.

         Based upon the terms of the Debt Securities, as set forth in the Prospectus, we hereby confirm that the discussion set forth in the Prospectus under the caption "Certain United States Federal Income Tax Considerations," except as otherwise stated therein, constitutes our opinion as to the material federal income tax considerations of the acquisition, holding and disposition of the Debt Securities. We also confirm that the discussion set forth in the Prospectus Supplement under the caption "Description of Debentures -- Conditional Right to Advance Maturity," except as otherwise stated therein, constitutes our opinion as to the material federal income tax considerations of the acquisition, holding and disposition of the Debentures.

         Our opinion, which is not binding on the Internal Revenue Service, is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect to the detriment of the holders of the Debt Securities, including the Debentures. The opinions expressed in the preceding paragraph are limited to the tax matters specifically discussed under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus and under the caption "Description of Debentures -- Conditional Right to Advance Maturity" in the Prospectus Supplement, and we have not been asked to address nor have we addressed, any other tax considerations relating to the Debt Securities or the Debentures.

         Pursuant to the provisions of Rule 436(a) promulgated by the Securities and Exchange Commission under the 1933 Act, we hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the caption "Certain United States Federal Income Tax Considerations," "Description of Debentures -- Conditional Right to Advance Maturity" and "Legal Matters" in the related Prospectus and Prospectus Supplement.


                                        Very truly yours,

                                        /s/ WOODARD, HALL & PRIMM, P.C.